(a)(50)

AMENDMENT NO. 40 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Establishment of New Share Class

Effective: January 11, 2018

THIS AMENDMENT NO. 40 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of VFT on January 11, 2018 with respect to Voya Floating Rate Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund and (collectively, the “Funds”), each a series of VFT, acting pursuant to the Trust Instrument, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of VFT’s Trust Instrument.  The resolutions serve to establish and designate a new share class for the Funds.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on January 11, 2018, with regard to the establishment of Class P3 shares of VFT on behalf of Voya Floating Rate Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund and Voya Short Term Bond Fund:

RESOLVED, that pursuant to the Trust Instrument dated July 30, 1998, as amended (the “Trust Instrument”) of Voya Funds Trust (“VFT”), including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of the Trust Instrument, the Board of Trustees of VFT hereby establishes and designates an additional class of shares for Voya Floating Rate Fund, , Voya High Yield Bond Fund, Voya Intermediate Bond Fund and Voya Short Term Bond Fund (collectively,  the “Funds”), which shall be designated Class P3 shares;

FURTHER RESOLVED, that VFT be, and it hereby is, authorized to issue and to sell for cash or securities from time to time an unlimited number of full and/or fractional Class P3 shares of beneficial interest of the Funds, such shares to be issued and sold at net asset value per share, and, in the case of fractional shares, at a proportionate reduction in such price, in a public offering registered under the 1933 Act, and in accordance with the applicable provisions of the Trust Instrument, the By-laws, the laws of the state of Delaware, and the federal securities laws;

FURTHER RESOLVED, that such shares shall be issued in uncertificated form, unless and to the extent necessary, in the judgment of VFT’s officers, with the advice of counsel, to conduct the offering and listing of the Funds’ Class P3 shares;

FURTHER RESOLVED, that when so issued and paid for, such shares shall be duly and validly issued, fully paid and non-assessable;

FURTHER RESOLVED, that the officers of VFT be, and each hereby is, authorized with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the VFT Trust Instrument with respect to the Class P3 shares for the Funds, established and designated by the resolutions, to be effective on a date deemed appropriate by the officers of VFT;

FURTHER RESOLVED, that Class P3 shares of the Funds be qualified or registered for sale in various states and other jurisdictions, that the appropriate officers of VFT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; that the appropriate officers of VFT be, and each hereby is, authorized  to perform in the name and on behalf of VFT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states  and jurisdictions, and in connection therewith to execute and file all requisite papers and documents; and

FURTHER RESOLVED, that the officers of VFT, on behalf of the Funds be, and each hereby is, authorized to take all such actions and to prepare, execute and deliver such instruments as are necessary to carry out the foregoing, including, but not limited to, the filing of a post-effective amendment to VFT’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of establishing and registering the Class P3 shares for the Funds and to prepare and file such amendment to the Registration Statement in such form as may be approved by such officers and counsel, and issuance of Class P3 Shares in accordance with the VFT Trust Instrument, the Bylaws, the amendment to the Registration Statement, the laws of the State of Delaware and federal securities laws, and such aforementioned actions by the officers of VFT be, and they hereby are, ratified and approved.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated: January 12, 2018